EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

HELEN OF TROY, LTD.

Moderator: Robert Spear

October 10, 2007

10:00 a.m. CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy Second Quarter Earnings Conference Call for Fiscal 2008. At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are, Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy Second Quarter Earnings Conference Call for fiscal 2008.

The agenda for this morning’s conference call will be as follows. We’ll review a brief forward-looking statement review, followed by Mr. Rubin, who will discuss our second quarter earnings release and related results of operations for Helen of Troy, followed by Tom Benson who will discuss the financial review of our income statement and balance sheet for the quarter. And then finally, we’ll open it up for questions-and-answers for those of you with any further questions.

Now the Safe Harbor statement.

“This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. The number of risks or uncertainties could cause actual results to differ materially from those historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements. The company cautions listeners to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risk that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company’s (From 10-Q) filed with the Securities and Exchange Commission for the quarter ended August 31, 2007 and then our other filings with the SEC.”

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The release can be accessed by selecting the investor relations tab on our home page and then the “news” tab.

I’ll now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you, Bob. Good morning everybody. Helen of Troy today reported results for the second quarter ending August 31, 2007. Second quarter sales increased 7.3 percent to a record $158 million versus sales of a 147 million in the same period of the prior year. Second quarter net earnings were 18.253 million or 56 cents per fully diluted share compared with 10.874 million or 35 cents per fully diluted share for the same period a year earlier, an increase in earnings per share of 60 percent.

Sales for the six months ending August 31, 2007 increased 7.4 percent to 298 million versus 278 million for the previous year. Net earnings for the first half of this year were $28.370 million or 88 cents per diluted share versus $17.553 million or 56 cents per diluted share in the same period last year.

Over the past eight years, one of the major concerns from shareholders has been the tax dispute that Helen of Troy has had with the Hong Kong Inland Revenue Department. I am pleased to report that we have settled this tax dispute for the fiscal years 1998 through 2005. This settlement increased fully diluted earnings per share by 24 cents for the quarter and year-to-date.

We are pleased that the sales increases we experienced in the first quarter continued into the second quarter. The initial sale-through of our new product introductions at retail have positively impacted our sales for the second quarter. However, our present retail environment is extremely challenging. Many of our retail customers are facing a slowing sales environment as we enter the critical fall and holiday sale season. We believe disappointing consumer spending trend in the mass market channel is likely attributable to macro factors including high gas prices, tightening credit markets and the housing problems.

Because of these factors, we are adjusting our previous guidance for the fiscal year ending February 29, 2008. Sales are projected to be in the range of $660 to $680 million versus our previous guidance of sales in the range of $680 to $690 million. Net earnings are now projected to be in the range of 1.90 to 2.10 per fully diluted share, which includes 24 cents per fully diluted share represented by our tax settlement.

We believe that our company’s business fundamentals remain strong. Going forward, we plan to continue to execute our business plan by introducing new product offerings, increasing market share through channel expansion and product innovation, and continuing our effort of increasing process efficiencies and reducing related expenses.

I’d now like to turn this conference call over to Tom Benson, our CFO, who will give you the financial highlights.

Thomas Benson:  Thank you, (Jerry), and good morning everyone.

We are pleased with our performance for the second quarter. Despite a challenging retail sales environment, sales growth was positive, gross profit margin improved 40 basis points over the first quarter and selling, general and administrative expenses, as a percentage of sales, continued to decrease year-over-year. We have also settled eight years of open tax disputes with the Hong Kong Inland Revenue Department. We are very pleased to have settled this long-standing dispute with the Hong Kong taxing authorities.

Second quarter net sales increased 7.3 percent year-over-year. Net sales for the second quarter of fiscal 2008 were $157.9 million, compared to $147.2 million in the prior year quarter. This represents an increase of $10.8 million, which is a 7.3 percent increase.

Our second quarter operating income decreased by 6.9 percent in dollar terms year-over-year. Operating income in the second quarter of fiscal 2008 was $15.5 million, which is 9.8 percent of sales compared to $16.6 million or 11.3 percent of sales in the prior year. This represents a decrease of $1.1 million or 6.9 percent.

Second quarter net earnings increased 68 percent in dollar terms year-over-year. Net earnings for the second quarter of fiscal 2008 were $18.3 million, which is 11.6 percent of sales compared to $10.9 million or 7.4 percent of sales in the prior year quarter. This represents an increase of $7.4 million or 67.9 percent increase.

Please note that we have a tax provision reversal in the quarter related to the Hong Kong tax settlement, which provided a benefit of 7.9 million – 7.9 million. Second quarter diluted earnings per share including the 24 cents associated with this tax settlement, was 56 cents in the second quarter of fiscal 2008 compared to 35 cents in the second quarter of fiscal 2007. This is a 21 cent increase in diluted earnings per share, which is a 60 percent increase. Now I’ll provide a more detailed review of the various components of our financial performance.

Personal Care segment, our Personal Care segment includes the following product lines; appliances. Products in this group include hair dryers, curling irons, thermal brushes, hair straighteners, massagers, spa products, foot baths, and electric clippers and trimmers. Key brands in this category include Revlon, Vidal Sassoon, Bed Head, Gold ‘N Hot, Sunbeam, Dr. Scholl’s, Hot Tools, Wigo, and Health o Meter.

Grooming, skincare and hair products are included in the personal care segment. Products in this line include; liquid hair styling products, men’s fragrances, men’s deodorants, foot powder, body powder and skincare products. Key brands include; Brut, Sea Breeze, SkinMilk, Ammens, Vitalis, Condition 3-in-1, Final Net and Vitapointe.

Brushes and accessories are also included in the personal care segment. Key brands include; Revlon, Vidal Sassoon, Bed Head and Karina. Personal care net sales were $118.5 million for the second quarter of fiscal 2008, compared to $111 million for the second quarter of fiscal 2007. This represents an increase of 7.5 million, which is a 6.8 percent increase. Appliance net sales were up year-over-year, despite offsets by declines in grooming, skincare and hair products in brushes and accessories.

The (Belson) business, which we acquired effective May 1, 2007, contributed 6.5 million of net sales for the quarter. Our houseware segment consists of the OXO business. OXO is the leader in providing innovative consumer product tools in a variety of areas including; kitchen, cleaning, BBQ, barware, garden, automotive, hardware, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, OXO Softworks and Candela.

The houseware segment net sales for the second quarter of fiscal 2008 were $39.4 million, compared to $36.2 million in the second quarter of fiscal 2007. This represents an increase of $3.2 million or 8.9 percent.

Distribution center shipping issues in the first quarter of fiscal 2007 caused shipping delays resulting in some first quarter sales orders to be shipped in the second quarter of fiscal 2007 causing a difficult quarter-over-quarter comparison for our second quarter of the current fiscal year. Accordingly, we believe that the comparison of the six month’s periods ended August 31, 2007 and 2006 to be more reflective of OXO’s overall operating performance than individual or quarterly comparisons during the same timeframe.

OXO’s net sales were up $11.5 million, or 18.7 percent for the six months ended August 31, 2007 compared to the prior year period. Sales increases resulted from a continuing trend of product mix expansion and geographic expansion in the United Kingdom and Japan.

Gross profit for the second quarter was $68.2 million, which is 43.2 percent of net sales compared to $66.7 million or 45.3 percent of net sales in the second quarter of fiscal 2007. This represents a dollar increase of $1.6 million or 2.3 percent. Gross profit margin declined as a percentage of sales, 2.1 percentage points.

We continue to experience product sourcing cost pressures due to raw material price increases, changes in exchange rates, and labor cost increases. To compensate for rising cost, we are implementing selling price increases when possible, introducing new products, sourcing from alternative suppliers and focusing on our internal costs.

Selling, general and administrative expenses for the second quarter was $52.7 million, which is 33.4 percent of net sales compared to $50 million or 34 percent of net sales in the second quarter of fiscal 2007. This is a dollar increase of $2.7 million or 5.4 percent. On a percentage basis, SG&A went down .6 percentage points year-over-year. The decrease of SG&A expense as a percentage of sales, is mostly due to an improved distribution cost structure, outbound freight cost improvements and lower information technology outsourcing costs.

Interest expense for the second quarter of fiscal 2008 was $3.8 million, which is 2.4 percent of net sales compared to $4.7 million, or 3.2 percent of net sales from the second quarter of fiscal 2007. The decrease in interest expense is due to lower amounts of debt outstanding in the second quarter of fiscal 2008, compared to the second quarter of fiscal 2007.

Income tax benefit for the second quarter was $6.4 million, which is a credit of 53.4 percent of income before taxes, compared to a $1.4 million expense or 11.1 percent of income before taxes in the second quarter of fiscal 2007.

In August 2007, the company and the Hong Kong Inland Revenue Department reached a settlement regarding tax liabilities for fiscal years 1998 through 2005. As a result of the settlement, the company reversed tax provisions previously established for those years totaling $7.9 million. I will now discuss our financial position.

Our cash and temporary investments balance was $46.5 million at August 31, 2007 and we have no borrowings on our $50 million revolving line of credit. In June 2007, we made a $25 million prepayment without penalty on our $100 million senior notes that mature June 2009. Also in June 2007, based on a review of our expected cash flows, we reduced our $75 million revolving line of credit facility by $25 million down to $50 million.

Accounts receivable were $121.9 million at August 31, 2007, compared to $117 million at August 31, 2006, on sales in the second quarter of the current fiscal year that were $10.8 million higher than the same period last year. Accounts receivable turnover improved to 70.7 days at August 31, 2007 from 73.7 days at August 31, 2006.

Inventories at August 31, 2007 were $168.3 million, a decrease of $17.1 million from August 31, 2006. Inventory turnover improved to 2.3 times at August 31, 2007, compared to 1.9 times at August 31, 2006. Shareholder equity increased $51.5 million to $543.9 million at August 31, 2007, compared to August 31, 2006.

I’ll now turn it over to (Jerry) for additional comments and questions. Thank you.

Gerald Rubin:  Thank you, Tom. Operator, we’d now like to take questions.

Operator:  The question-and-answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star one on your push button phone. Should you wish to withdraw your question, please press star two. Your question will be taken in the order in which it was received. Please stand by for the first question.

Our first question comes from Gary Giblen with Goldsmith & Harris. Please state your question.

Gary Giblen:  Hi, good morning, (Jerry) and Tom. Wondering whether the, you know, modest guidance reduction is due to specific order cancellations or major push outs or just the general sense of conservatism from your dealings with the major retailers?

Gerald Rubin:  Right now it’s not based on any orders or anything we lost. It’s just us being more conservative as we look over the next six months, and that’s basically it. And so, we thought we would verbalize it with everybody.

Gary Giblen:  And are you finding major retailers destocking in terms of days on hand inventory or are they just adjusting perhaps for slower consumer takeaway?

Gerald Rubin:  Well, several of our major retailers have cut their inventory. They do want more turns. I don’t believe that that has hurt us, nor has – do we believe that it cause less sales. It’s just that he retailers want to keep less inventory and our job is to supply them on a daily basis with all the merchandise that they need. But I don’t think that any of that has affected the sales of what’s going on in the stores.

Gerald Rubin:  Gary, we do not get long-term orders from any of our customers, long lead times. So we’re – they look at their consumer (out take) and their systems reorder, so a lot of the retailers have been – had slowing year-over-year same store sales. So, over time, we feel that’s going to affect us.

Gary Giblen:  OK, so you’re really just anticipating rather than observing current (reality). I understand.

Gerald Rubin:  Right.

Gary Giblen:  And just on the same topic, in the first quarter call, a lot of discussion was – have that new products being good for gross margins as well as for sales because, you can ((inaudible)) build in fully inflated raw materials cost in the new product. So is the difficult retail environment affecting the new product placements are you getting the sales and margin benefit from the new products that you have anticipated?

Gerald Rubin:  Gary, on the new product introductions, yes, the gross profit is larger. Of course, it’s offset by other products where we have price increases from the factories and we have not passed that on yet. And the new product sales will, of course, will come mainly in the third quarter and the fourth quarter for us is when we do our seasonal business.

So, hopefully that’s very positive. We have good placement in all the retailers and, you know, I just – we just have to be conservative on what’s going to happen this fall and Christmas.

Gary Giblen:  OK, but no particular trouble spots in the, you know, because of the retail environment in the new product placements or sell through or anything?

Gerald Rubin:  No, we have good products. The new products have good placement and now it’s up to the retailers to get their customers in the store to buy the products.

Gary Giblen:  OK, great. Thanks, (Jerry), I’ll probably come back with more questions, but I better give up the floor now. Thanks.

Operator:  Our next question will come from Kathleen Reed with the Stanford Group.

Kathleen Reed:  Hi, good morning. Can you tell us if the appliance sales in the current quarter that you just reported, were they up if you exclude the (Belson) acquisition?

Tom Benson:  Yes, they were. They were up slightly for the quarter without (Belson).

Kathleen Reed:  OK. And your Bed Head, I think appliances shipped out in June, can you just tell us, you know, how that was received?  I think that was a real big launch for you and I would’ve thought more sales would’ve been booked for Bed Head this quarter, but maybe that’s not the case if you think the sell through of what happened 3Q and 4Q. But are retailers ordering closer to this season so maybe we should see some higher sales from the new Bed Head launch in 3Q and 4Q as well?

Gerald Rubin:  You know, included in the sales were new introductions of Bed Head. Some were shipped in the first quarter and some retailers in the second quarter. ((inaudible)) number even in the third quarter got their initial shipments the first week of September.

So, you know, we’re happy with the distribution that we have, and we’ve also been very happy with the sales. It’s a higher price line but we do have distribution in major retailers all over the country.

Kathleen Reed:  OK. And with your sales revision, are you able to say is it across the board or are there some segments that are being more negatively impacted than others?  It sounds like OXO’s continuing to do really well. And I guess is the (Belson) guidance still $20 to $30 million, or is that somewhat, you know, reduced to because you’re taking a more cautious approach to sales?

Gerald Rubin:  No, the (Belson) number that you just mentioned is what we think we can do. What’s happened with (Belson) because we just took it over a few months ago, there were no new products in the pipeline, and we’re developing a lot of new products, which will be coming out over the next couple of months. So we’re very optimistic about (Belson) because what they have is not new products and what we’re going to have is a lot of new products because that’s our expertise is developing new products. We have a lot of new products and many of them are going to the (Belson) Division.

As, you know, Tom told you in personal care, we have weaknesses in our grooming products, skincare and our brush and accessory departments, so those are the weaknesses offset by larger sales that we have in our appliance division. And international is doing very well.

Kathleen Reed:  OK, but are you able to just – on the sales revision, is it – is it kind of, you know, OXO’s still doing well and the other, you know, is it more personal care or is it kind of just more cautious for both divisions combined?

Gerald Rubin:  I would say the sales revision is more associated with North America. Our international areas we feel are going to grow stronger than the North America region in percentage terms. And both in our personal care and in our housewares, we think that there’s going to be some softening from the historical growth while we work through this economic time.

I mean, the houseware things are very tied to people redoing their kitchen, or buying appliances, or new homes and everything and as we know, that slowed down currently.

Kathleen Reed:  OK. And just on the gross margin decline in the quarter, down I think 210 basis points, can you – is there any way to say more was on, you know, I think in your – in your last quarter, there was some increased promotion for Brut and so that netted against sales and there were some pricing pressures on some base lower level appliances. Can you quantify, you know, is it much more this quarter, you know, raw materials or is it some of these other issues?  Or is it the direct import issue, you know, retailers moving a direct import. And I know Belson is a lower gross margin business, but is there any way just to talk a little bit about the gross margin decline?

Gerald Rubin:  I think the main reason is cost of goods of what’s happening domestically and our foreign manufacturers because – we use a lot of plastic, we use metals and all those costs have gone up. Plus the exchange rates between the Chinese yuan and the Hong Kong dollar has deteriorated the last year from 8.28 to about 7.5, almost about nine percent there.

So, it’s all in the price of goods and what we’re doing is, of course, getting better profit on new products and trying to get price increases wherever we can to offset that.

Kathleen Reed:  Have you announced any price increases on anything for the fall that would help our margins in the second half?

Gerald Rubin:  Yes, we do – we do have price increases. As a matter of fact, we have price increases almost all the time but, no, we do have price increases that are starting now.

Kathleen Reed:  I know it’s hard to say, but can you just give us an average?  Is it on appliances say, mid-single digits or is it – is there any way to just quantify that a little bit?

Gerald Rubin:  You know, I would say over the broad spectrum of all the products, of OXO and the appliances, I would say somewhere around four percent.

Kathleen Reed:  OK. And just finally, do you have a current share repurchase program and what would be, I guess, the priorities for cash and if you think, you know, share repurchase would do you well with the stock at these levels?

Gerald Rubin:  That’s something that we’re currently discussing. You know, we estimate that by the end of the fiscal year, at February 28th, we’ll have approximately $100 million in cash and we’re looking very strongly at repurchasing stock.

You know, Tom gave you some of the statistics. I think the stock price today is selling somewhere around book value, so there’s nothing excessive in the price for stock. As a matter of fact, we think it’s very cheap and we will certainly look into doing something about it.

Kathleen Reed:  OK. Thank you so much.

Operator:  We’ll take our next question from Bill Leach with Neuburger Berman.

Bill Leach:  Good morning. I can ((inaudible)) your revised guidance implies an EPS growth of about 10 percent for the back half of the year. I was just wondering about your confidence in that guidance because when you read the ((inaudible)) you don’t sound too optimistic.

Gerald Rubin:  Well, you know, we looked at every division that we have and every customer and we came up with the best estimates that we believe that our sales are going to be for the next six months and that’s what we reported.

Bill Leach:  Do you anticipate gross margins being more stable for the balance of the year?

Gerald Rubin:  Basically, that’s what we’re looking at. You know, for the first six months, we were at 43 percent, and, you know, of course, we’re doing everything possible to get that 43 percent up. But, some of our estimates are based on some of those numbers looking forward.

Bill Leach:  OK. Thanks a lot.

Operator:  We’ll go next to Mimi Noel with Sidoti & Company.

Mimi Noel:  Hi – Tom, I thought it was interesting in your prepared remarks at first when you were looking at the gross margins, you were looking at it sequentially versus the May quarter rather than year-over-year. Do you think that’s the best way to look at the gross margin when looking at projections and that being the case, that there’s not as much seasonality to the gross margin than say there used to be?

Thomas Benson:  I think that in our first, second and fourth quarter the mix of products are approximately the same. Historically in our third quarter, we have more health and wellness products which historically have carried a lower margin. So, I think it’s good to look at it both ways, so I’m looking at it both ways. But the third quarter is a little different mix than the first, second and fourth.

Mimi Noel:  OK. And your comment was that there’s more health and wellness in the November quarter, which is usually dilutive?

Thomas Benson:  Correct.

Mimi Noel:  OK. And then I was also hoping and maybe (Jerry), you want to chime in on this, looking at the relationship between the recent sales increase, the nearly 10 percent decline in inventory and the 200 basis point drop in the gross margin. Is there anything that I can conclude from that?  I mean, was any of the margin erosion calculated to the extent that you were discounting more heavily?

Gerald Rubin:  No, none of it because of discounting or dumping a product or anything. It’s all cost of goods.

Mimi Noel:  So all inflationary pressure?

Gerald Rubin:  Right.

Mimi Noel:  OK. And you mentioned that four percent general price increase to (Kathy) before. Could you say that was similar in the August quarter?

Gerald Rubin:  No, but, you know, the price increases that I gave you are, you know, certainly don’t always take effect on one day nor does it apply to all customers.

Mimi Noel:  OK.

Gerald Rubin:  But we do have price increases.

Mimi Noel:  OK. Then maybe the better question to ask is the potential for a benefit from price increases better in November than it was for August or can you not make that generalization?

Gerald Rubin:  You know, I would say “yes”, but I don’t know if I can tell you right now until the end of the quarter where the gross profit will be greater in the third quarter than it was in the first six months because of what’s going on with commodity pricing and making our products.

Mimi Noel:  But at least in isolation, maybe you have a little bit more of a (tailwind) with the price increases in the November quarter.

Gerald Rubin:  Hopefully.

Mimi Noel:  OK. I won’t hold you to it. I’m just trying to make sure …

Gerald Rubin:  We’re doing our best.

Mimi Noel:  That’s all I have. Thank you, (Jerry). Thank you, Tom.

Gerald Rubin:  Thanks, Mimi.

Operator:  And once gain as a reminder, it’s star one if you would like to ask a question. We’ll go next to John Harloe with Barrow Hanley.

John Harloe:  Tell me what the (DDA) was in the quarter?

Gerald Rubin:  Which?

John Harloe:  Depreciation and amortization was three-and-a-half last quarter. What is it this quarter?

Tom Benson:  John, just a second. It’s three-million-six-twenty-seven.

John Harloe:  Say again?  Three what?

Tom Benson:  Three-million-six-twenty-seven.

John Harloe:  Thank you. And what did the gross profit margins look like excluding (Belson)?

Tom Benson:  As we stated, (Belson) has a lower gross profit margin. We haven’t calculated without (Belson), but it would be slightly higher. (Belson) represented just over six million of sales for the quarter. It would be slightly higher.

John Harloe:  And what was (Belson’s) inventory in the quarter?

Tom Benson:  I’m going to say approximately $9 million. I don’t have the exact number in front of me.

John Harloe:  OK. Tom, remind me what you told us it was last quarter. Was it six-and-a-half or seven, or something like that?

Tom Benson:  I think – I think it was pretty much the same.

Gerald Rubin:  It was in the same range.

John Harloe:  OK.

Tom Benson:  (Belson) inventory has not changed significantly. I can make that statement.

John Harloe:  OK, great. Thank you very much.

Operator:  We’ll go next to Gary Giblen with Goldsmith & Harris.

Gary Giblen:  Yes, hi. Yes, can you hear me?

Gerald Rubin: Yes, Gary.

Gary Giblen:  Oh, sorry – just wondered what was the gross margin comparison in appliances since that was the relatively stronger segment?

Thomas Benson:  This is Tom Benson; we don’t give out specific gross margins by segment.

Gary Giblen:  OK. I mean, it’s usually available in the Q but it’s not there yet. So, I mean, just subjectively were gross margins favorable?  Are you pleased with gross margins and appliances – in the appliance division?

Thomas Benson:  The – well, the appliance division gross margins were better year-over-year.

Gary Giblen:  I’m sorry, were improved year-over …

Thomas Benson:  They were improved year-over-year.

Gary Giblen:  All right. No, that helps. Thank you. And the, you know, versus the consensus modeling, you know, it looks like the company guidance is, you know, is different both on SG&A percentage and gross margin. You know, I can understand the gross margin part because of the obvious, you know, cost pressures and what not. But in other words, are you performing where you want to be on SG&A or are there any areas for distinct improvement later in the year on that?

Thomas Benson:  SG&A are performing how we’re expecting. We are expecting cost savings in distribution and freight and we’re achieving those. Our introduction of new products, specifically Bed Head, carries more advertising than historical times. But there’s, I mean, we’re constantly working to lower SG&A as a percentage of sales, but there’s no big areas of disappointment for us in that.

Gary Giblen:  OK, will that Bed Head advertising continue for awhile or is that just introductory?

Thomas Benson:  It’s going to continue at least through the third quarter.

Gary Giblen:  OK, that’s very helpful. Thank you, Tom.

Thomas Benson:  OK

Operator:  As a final reminder, it is star one to ask a question. We’ll go next to Steve Friedman with Wachovia.

Steve Friedman:  Good morning, all.

Gerald Rubin:  Steve.

Steve Friedman:  I think most of my questions had been answered, but I just want to repeat, the cost of goods increased to 210 basis points. Tom, you mentioned you had raw material cost as a part of it. You said some of the others was — could you tell me what that is, and what the offsets, besides price increases?  Excuse me.

Thomas Benson:  There’s really three components of the cost side. That’s the actual raw material of the cost going up. It’s the change in exchange rate as Jerry had discussed. And it’s also just inflation pressures and labor costs from our sourcing partners.

And what we’re doing about it is we’re doing price increases. I mean, and those are long ago negotiations with our retailers and we’re working very hard on them. We’re also looking at alternative supply sources, and we’re working on our internal cost to try to mitigate as much as we can of the cost increases that we’re getting.

Steve Friedman:  Excuse me. Did I hear also that the third quarter product mix is more dilutive or that you feel that your gross margin might lift the offset that you’re implementing, that gross margin might improve in the third quarter?

Tom Benson:  What I stated was historically the third quarter is – has a higher percentage of sales of health and wellness products than the first, second and fourth quarter. It’s more of I would call “seasonal in and out” business, and the health and wellness products carry a lower gross margin than our other type of products. When I talk about health and wellness, those are the spa, and massagers, and slippers and things like that, foot baths.

Steve Friedman:  OK. Can you also just comment how, I mean you’re a month-and-half into the third quarter. How do you see it realizing that a lot of your businesses, I think you mentioned just 30 days out. Do you see a move to a good holiday season or are you just being cautious or can you see anything in the third quarter that is positive?

Tom Benson:  The sales during the third quarter build each month from September, to October, to November, and basically what’s happening is the retailers are loading their stores and their warehouses for the busy season, which is basically mid-November through December. Our September sales were softer than we would like. October is higher than September at this point and growing.

Really what’s happening is the retailers are just loading their stores. It’s really going to come down to the consumer (off take) that happens later in the quarter, and as happens we’ll continue to get reorders.

Steve Friedman:  So, maybe it would be fair to say that the meat or the heart of the third quarter is still yet to be seen?

Tom Benson:  The second half of the third quarter historically is stronger than the first half.

Steve Friedman:  OK. Thank you very much.

Tom Benson:  OK, Steve.

Operator:  We’ll take our next question from John Harloe with Barrow Hanley.

John Harloe:  I meant to ask you all if the tax credit of the Hong Kong business, is that a non-cash item?

Tom Benson:  The $7.9 million that went through the P&L, out of that, we’re going to get about a $5.5 million cash refund.

John Harloe:  OK. Thanks.

Tom Benson:  So it’s part and part.

John Harloe:  All right.

Operator:  We’ll go next to Matt Sirovich with Scopia Capital.

Matt Sirovich:  Hi, guys. I had a quick follow up on the taxes as well. That cash portion of the settlement that you’ll be receiving, I imagine that’s not reflected in your cash balance at August 31st?

Tom Benson:  That’s not in our cash balance. We expect to receive it in the third quarter. We haven’t received it yet, but we expect over the next six weeks to get it.

Matt Sirovich:  OK. And the tax asset that you had on your balance sheet will just go away?

Tom Benson:  That will go away during the third quarter also as we – as we pay what we owe and then we’ll get refunded the difference.

Matt Sirovich:  Can you say, maybe you have already, what your total debt number is at quarter end?

Tom Benson:  It’s $225 million.

Matt Sirovich:  And with the settlement of the Hong Kong tax dispute, would you say that your tax structure and tax rates going forward are fairly stable or are there any other significant tax disputes that you’re involved in?

Tom Benson:  I think our rate is stable. I think we have open tax disputes with the Internal Revenue Service and we’re in multiple taxing jurisdictions. I’m going to say we’re in probably 20 taxing jurisdictions and we’re subject to audit in all those jurisdictions.

So, as you know, taxes is something that is constantly looked at by outside authorities here. The areas where we have large operations are the U.S., various Latin America countries, Europe and Asia, so those are the areas I have feel that would have the highest exposure. And we think Hong Kong which has been hanging over us. We feel that we’ve put that to bed.

Matt Sirovich:  And in terms of the IRS disputes, can you give any color on the magnitude of those disputes?

Tom Benson:  Those are disclosed on our Q and they’re much lower than the Hong Kong one. And the last time we settled the U.S. one, we ended up having a favorable settlement.

Matt Sirovich:  OK. Last question I have is just on the distribution center, would you say that all of the distribution issues are behind you and that’s operating exactly how would have expected it would operate, or are there still – is there still room for improvement?

Gerald Rubin:  I think it’s operating, you know, the way we projected and yes, there is room for improvement. Every week we look at it and try to improve our efficiencies. The more business we do, the lower the percentage cost of running the warehouse is. So, a lot of it is based on sales. Sales go up and it costs us less to operate the warehouse like basically the percentage will go down certainly in third quarter over what it was in the first and second quarter.

But every week we’re looking for efficiencies but basically we’re happy with what we have.

Matt Sirovich:  OK. All right. Thanks a lot.

Operator:  We’ll go next to Gary Giblen with ((inaudible)).

Gary Giblen:  Yes – hi, (Jerry). You mentioned that the share repurchase, corporate share repurchase is possibly under consideration. How about – what are your feelings about personally buying shares at these suppressed levels?

Gerald Rubin:  Well, I think it’s a good buy. I think we have thousands of shareholders; I’d like to see them come in and buy. You know, I always say this, is the company the only one that should be buying the company’s shares?  If that was the case, we can make a case for why having shareholders?  I think that that the shareholders ought to be buying the shares if they want to be shareholders.

Gary Giblen:  Right. And, I mean, would a – would a, you know, management buy out be something that would be considered at some point in the future or is that ((inaudible)) not on the table?

Gerald Rubin:  Well, you know at these prices, you know, it’s something that’s on table. The, you know, the ratio of EBITDA versus what our stock price is selling, you all can figure it out, is very low. And, you know, it might be the best acquisition Helen of Troy can ever have.

Gary Giblen:  Yes. I think there’s a good case for that. OK. Thank you for sharing your thoughts.

Gerald Rubin:  Thanks.

Operator:  If there are no further questions, I will turn the conference back to Gerald Rubin to conclude.

Gerald Rubin:  Thank you, everyone, for participating in our second quarter earnings conference, and I look forward to speaking to all of you at the end of the third quarter, if not sooner.

Thank you all very much for participating.

Operator:  Ladies and gentlemen, if you wish to access the replay for his call, you may do so by dialing 888-203-1112 with replay pass code 4986155.

This concludes our conference call for today. Thank you all for participating and have a nice day. All parties may disconnect now.

END